MITEK SYSTEMS, INC.

June 4, 2024

Scott Carter
Via email

        Re: Offer of Employment

Dear Scott:

    Mitek Systems, Inc., a Delaware corporation (the “Company”), is pleased to offer you full-time employment in the position of Interim Chief Executive Officer effective on or before June 1, 2024, in which you will have such duties and responsibilities as are normally associated with such position or as are otherwise reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”) consistent with such position. You will report directly to the Board.

    As compensation for performance of your duties as Interim Chief Executive Officer, the Company shall pay you a base salary of $85,000 per month, payable in accordance with the Company’s standard payroll policies. All compensation payable pursuant to this letter shall be subject to applicable withholding taxes and deductions. You will not be eligible to participate in Mitek’s cash incentive plan.

    In addition, the Company shall recommend that the Board develop and approve an additional equity compensation award reflecting your new responsibilities as Interim Chief Executive Officer, which equity compensation award, subject to approval by the Board (or a compensation committee of the Board, as applicable), shall be memorialized in an equity award agreement (and any such other agreements as may be mutually agreed between you and the Company) setting forth the terms and conditions of such equity compensation award (including, without limitation, the vesting terms of such award and provisions setting forth the treatment of such award in connection with your removal by the Company as Interim Chief Executive Officer other than for cause).

    Though your employment with the Company will not change your status as a member of the Board, as an employee of the Company, you will no longer be considered a non-employee director and therefore you will not receive compensation (cash, equity or otherwise) for your service as a member of the Board during such time as you are an employee of the Company. Notwithstanding the foregoing, the terms and conditions of your outstanding awards of restricted stock units (including the vesting provisions) shall remain unchanged For the avoidance of doubt, you and the Company hereby acknowledge and agree that (i) you previously received a grant of 101,523 restricted stock units on January 24, 2023 (the “Prior RSU Award”), 50% of which vested on January 24, 2024 and the remaining 50% of which is scheduled to vest on January 24, 2025 pursuant to its terms (such remaining 50%, the “Unvested Prior RSU Award”) and (ii) pursuant to the terms and conditions (including the vesting provisions) of the Unvested Prior RSU Award, such Unvested Prior RSU Award shall remain outstanding and eligible to vest, subject to your Continuous Service (as defined in the Plan) through January 24, 2025.

    Notwithstanding anything to the contrary, in the event that (i) the Company appoints a new permanent Chief Executive Officer, (ii) you are removed by the Company as Interim Chief Executive

Officer for any reason other than by the Company for Cause (as defined herein), including, without limitation, removal due to your death or Disability (as defined herein), or (iii) you resign for Good Reason (as defined in the Offer Letter), (each of clauses (i) through (iii), an “Acceleration Event”), then (a) each equity award made to you in connection with your appointment as the interim Chief Executive Officer that vests solely based on service or the passage of time that is outstanding and unvested as of the Acceleration Event shall become fully vested effective as of the Acceleration Event and (b) each equity award made to you in connection with your appointment as the Interim Chief Executive Officer that vests in whole or in part based on the achievement of performance goals that is outstanding and unvested as of the Acceleration Event (each, a “Performance Award”) shall remain outstanding and eligible to vest in accordance with the terms of such Performance Award as if you remained employed with the Company through the applicable vesting date of such equity award.
For purposes of this letter agreement:
“Cause” shall mean the occurrence of any one or more of the following events or conditions:
(i)any material failure on your part (other than by reason of your disability) to faithfully and professionally carry out your duties which failure continues for ten (10) days after written notice detailing such failure is delivered to you by the Company;

(ii)your dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company;

(iii) your conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony.

(iv) your insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing your duties and responsibilities under this letter or (B) otherwise materially affecting your ability to perform the same;

(v)your material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or

(vi) any wanton or willful dereliction of duties by you.

“Disability” shall mean your physical or mental illness, injury or infirmity which prevents you from performing your material duties for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period.

“Good Reason” shall mean any one or more of the following events or conditions without your consent:

(i)the Company’s breach of any of the material terms of this letter agreement;

(ii)the Company eliminates or modifies your ability to work remotely resulting in you being required to permanently be on site at a Company office location more than two (2) days per week;

(iii) a material diminution in your title, duties or responsibilities or conditions of employment; or

(iv) a reduction of your annual total target cash compensation;

provided, however, that before you shall be entitled to terminate your employment with the Company for Good Reason, (i) you must provide the Company with thirty (30) days prior written notice of your intent to terminate your employment and a description of the event you believe constitutes Good Reason within thirty (30) days after the initial existence of the event, and (ii) the Company shall have thirty (30) days after you provide the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). You will have ten (10) days following the end of the Cure Period (if the Company has not otherwise cured the event that otherwise constituted Good Reason) to terminate your employment, after which time “Good Reason” will no longer be deemed to exist based on such event and Executive will not be entitled to terminate his employment for Good Reason based on such event.

Other than the cash incentive plan, you will be eligible to participate in the Company’s benefit plans which are generally available to similarly situated Company employees, as may exist now or in the future, subject to and in accordance with the terms and conditions of the applicable plan documents and applicable laws. You will be entitled to take unlimited paid vacation at your discretion and subject to the needs of the Company; provided that you will not accrue any vacation days during your employment and the Company shall have no obligation to pay for any unused vacation days upon your termination of employment for any reason. You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies. As a Company employee, you will be expected to abide by Company rules and policies.

The Company shall reimburse you for all of your reasonable legal expenses incurred in the initial negotiation and execution of this letter and other agreements related to your employment hereunder up to $15,000.

As an officer of the Company, you will continue to be entitled to indemnification pursuant to your Indemnification Agreement with the Company. You will also continue to be covered under the directors and officers liability insurance policy paid for by the Company for so long as you serve as an officer or director of the Company.

    As a condition of employment, you will be required to sign and comply with the Company’s form of proprietary information and inventions assignment agreement (the “PIIAA”), which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, as well as sign and return a satisfactory Form I-9 immigration form providing sufficient documentation establishing your employment eligibility in the United States and satisfactory proof of your identity as required by United States law.

    Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This letter shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

    If you accept this offer, this letter and the PIIAA shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the PIIAA or contrary to those contained in this letter or the PIIAA, that may have been made to you are expressly cancelled and superseded by this offer. The provisions of this letter may only be modified by a document signed by you and an authorized officer of the Company.

You may indicate your agreement with these terms and accept this offer by signing and dating both this letter and PIIAA and returning them to me. If you accept this offer, we would like you to commence your employment with us as Interim Chief Executive Officer on or before June 1, 2024.

                            Sincerely,

                            MITEK SYSTEMS, INC.

                            By:    /s/ Kimberly S. Stevenson

                            Name:    Kimberly S. Stevenson

                            Title:    Chair Compensation Committee

Accepted by:

/s/ Scott Carter
Scott Carter

June 4, 2024
Date